EXHIBIT 4.9

Rental Contract – Supplementary Agreement

Lessor (Party A): Shenzhen Long Cheng Industrial Ltd

Correspondence address: Shenzhen Long Hua Da Leng Guang Nan Street 440 Long Cheng Industrial park Yue On area no. 1 office 6/F

Postal code: 518109

Fax no.: (0755) 28108618

Social Credit no.: 91440300192470540R

Legal representative: Liuqitai

Handling person: Chenyuensan             Contact No.: 28108099

Lessee (Party B): Nissin Metal Plastic (Shenzhen) Ltd.

Correspondence address: Shenzhen Long Hua Da Leng Guang Nan Street 440 Long Cheng Industrial Park 1# 5/F

Postal code: 518109

Fax no.:_________________

ID no. / Credit no.: 91440300574752543F

Authorized agent: Li Hai Hua

Contact no.: 13802566280

Party A & Party B signed <Shenzhen Rental Contract> [Contract register (file) no.: _____________] (below refer to <Rental Contract>), Party A & Party B compromised under equally voluntary, mutual benefit rule to setup below supplementary agreement for the <Rental Contract>.

Clause 1

<Rental Contract> Clause 1 addition:

The rental construction area sqm is based on the <Rental Contract> agreed area sqm as standard, both parties cannot dispute the area sqm leased.

Clause 2

<Rental Contract> Clause 2 addition:

Rental fee increment rate is: Started from 2nd year (i.e. 1st March, 2021), each year increased by 5% based on the rental fee of last year.

Clause 3

<Rental Contract> Clause 4 alters to:

1.	Party B should pay rental fee to Party A on 10th of every month; Party A should issue the Tax invoice to Party B when receiving the rent.
2.	If Party B fails to pay the rental fee and expenses, Party A charges the penalty of 5/1000 of total rental fee and other expenses daily started from the set pay date in <Rental Contract>. If Party B rental fee and expenses overdue for total one month, Party A has the right to stop the water and electricity supply and terminate <Rental Contract> and this Supplementary Agreement.

Clause 4

<Rental Contract> Clause 5 addition:

Party A agrees to grant zero month rental free renovation period from the start date of the contract, rental free renovation period is started from xxxx year xx month xx day.

Clause 5

<Rental Contract>

Clause 7 Item 1 alters to:

If Party B is the previous tenant and has occupied the rental property on the date of signing this rental contract, that means both parties completed the handover procedure and no need to handle again, otherwise, the handover date is the 1st day after Party A legally obtain the property.

Clause 7 Item 2 alters to:

If Party A delays the time to handover the rental property, the actual handover date is the date set in <Rental Property Handover Form> (see annex 1) which agreed by both parties, the rental contract expired date and rental free renovation date will be delayed accordingly, and Party A is not deemed to breaching the law, and Party A will not bear the liability to compensate the delay. Both parties signed to agreed and file the contract. <Rental Property Handover Form> shall state the date of handover and the situation of the rental property.

Clause 6

<Rental Contract> Clause 8 addition:

Party A handover the rental property and attached facilities to Party B as is, Party A bears no responsibility to renovate. If Party B needs to expand, reconstruct and renovate the rental property and attached facility, equipment and water, electricity, gas supplies, telephone, television, sewage, environmental, fire prevention etc. facilities., it must negotiate with Party A in written. After Party A written agreed and reported to the government, it is approved to start the construction. All the expenses shall be borne by Party B. If Party B starts the construction without Party A approval or reporting to the government, Party A has the right to ask Party B to resume. If Party B refuse to resume, Party A can resume and the expenses is responsible by Party B. Party A has the right to terminate the contract by himself.

Party B cannot move the facilities, equipment, attached property listed in the <Rental Property Handover Form>. If Party B moves and causes damage or lost, Party B shall compensate.

Clause 7

<Rental Contract> Clause 9 Item 1 “rental fee” is refer to the highest monthly rental fee amount in the contract period.

<Rental Contract> Clause 9 Item 1 addition:

When Party A refunds the guarantee fee according to the <Rental Contract> and this Supplementary Agreement to Party B, no interest will be calculated. During the rental period, Party B cannot use this guarantee fee to pay the rent and fee. Rental guarantee fee actual amount is according to the amount stated in the receipt.

Clause 8

<Rental Contract> Clause 10 alters to:

During the rental period, Party A is responsible for paying the fee for property usage and tax; Party B is responsible for paying water & electricity fee, cleaning fee, gasoline fee, hygiene fee, property service fee (i.e. management fee), special repairing fee (i.e. property repair fund) etc expenses created by the rental property on time.

Water & electricity fee, cleaning fee, gasoline fee, hygiene fee is paid to the related company directly by Party B.

Party B shall sign the <Property Service Contract> with Property Service company. Rental property’s service fee, special repairing fund etc., Party B shall pay to Property Service company directly according to the <Property Service Contract>.

Clause 9

<Rental Contract> Clause 11 alters to:

Party A handover the rental property and attached facilities to Party B to use in “as is” condition. If the safety of the handover property and its attached facility is not complied with the related regulation, law and rule, Party B shall not use it. Party A bears no personal injury or property loss liability of Party B & third-party during the rental and renovation period. All the liability and loss shall be borne by Party B.

Clause 10

<Rental Contract> Clause 12 add Item 2:

If Party B conducts illegal activities by using the rental property and facility, all the liability caused shall be borne by Party B, Party A bear no liability and has the right to terminate the contract by himself.

Clause 11

<Rental Contract> Clause 13 Item 1 add:

If Party B renovates, reconstructs, expands the rental property and facility, the repair and maintenance of renovated, reconstructed or expanded part shall be responsible by Party B and Party B shall bear the expenses. Party B is responsible to apply the “Repair Fund” to repair the property main construction. If Party A hasn’t received the “Repair Fund”, Party A will not responsible for the repair of the main construction, Party B shall not request Party A to repair the main construction. For those repairs that are responsible by the Property Service company, Party B shall inform the Property Service company in time.

Clause 12

<Rental Contract> Clause 15 addition:

If Party B breaches this Clause and sublet the property, Party A can terminate the Rental Contract by himself and the guarantee fee paid by Party B will not be refunded. Party B shall move out and return the property to Party A within 10 days after the contract terminated.

Clause 13

<Rental Contract> Clause 16 addition:

When the ownership of rental property transferred, if Party B has overdue rental fee & fee, Party A can use the guarantee fee and water & electricity deposit to pay the overdue rental fee, other fee and penalty. If there is residual guarantee fee, it will pass to the ownership transfer party to be use as guarantee fee, the shortage amount is needed to make up by Party B.

When the ownership of rental property transferred, Party B shall go to Rental office with Party A and the transferee to register within 10 days after receiving Party A notice of transfer. Any consequence occurs due to Party B failure to register shall be the liability of Party B, and not related to Party A.

Clause 14

<Rental Contract> Clause 18 addition:

Party B fails to pay the rental fee and overdue for 20 days, Party A has the right to stop the water & electricity supply, block the gate etc. If Party A terminates the <Rental Contact> due to breaching of contract by Party B; or if Party B terminates the <Rental Contract> before expiry, Party A needs not to refund the guarantee fee. Besides, Party A can request compensation from Party B, the compensation amount is the actual loss and the foreseeable income of Party A.

Clause 15

<Rental Contract> Clause 19 addition:

During the period Party B occupied and used the rental property, Party B shall pay the rental fee according to the <Rental Contact> and this Supplementary Agreement.

Clause 16

<Rental Contract> Clause 20 Item 1 alters to:

After this contract expired and Party B desires not to renew the contract, or after this contract terminated before expiry because of Party B reason, Party B shall move out and return the rental property within three days, and ensure the property and facility is in good condition (except normal wear and tear). At the same time, Party B shall finish his responsibility by paying the fee and complete the handling procedure.

For those additional property due to renovation and improvement of facilities, equipment, water or electricity capacity etc. (included the increase of construction area due to expansion), Party B shall give back to Party A for free, Party A needs not compensate to Party B. Party B cannot dismantle or damage the rental property and facility and attached property. Otherwise, Party B is deemed as breaching of contract, Party A will not refund the guarantee fee and will request Party B to bear the compensation liability.

<Rental Contract> Clause 20 Item 2 addition:

Party A has the right to enter the rental property to collect the property, count and separate all the facility and stuff which is not belonging to Party A, Party B confirms and accepts the result of Party A counting and separating.

Party A has the right to continue tracing for the overdue rental fee, fee and loss until it paid.

Clause 17

<Rental Contract> Clause 21 Item 1 addition:

If both Parties cannot reach the renewal agreement in written two months before the contract expired, Party A can announce the letting advertisement in public media, Party B cannot dispute.

Clause 18

Other Terms and Conditions:

1.	During the rental period, Party B ensures the usage of rental property is strictly follow the National and Shenzhen related fire, safety production and rental management law, regulation and rule etc. requirement. If party B breaches the related requirement and causes fire and safety accident, all the liability and economic loss created shall be responsible by Party B.

Both parties shall sign <Safety Production Liability Document> (refer to annex 2)

2.	During the rental period, if Party B needs to renovate, reconstruct the rental property, it must be nature beauty and consistent with rental property. And it must complete below procedure:

(1)	Party B shall give the drawing of the renovation, reconstruction, and expansion of the facilities to Party A and Property Service Company to approve. If it needs to get the approval from fire, environment, district planning, construction etc. Government dept., it must get the administrative approval or written approval from the above dept, then, it can start the construction.
(2)	Party B shall provide the above dept administrative approval or original written approval, drawing to Party A (for filing). After Party A approves in written, Party B can start renovate, reconstruct the facilities. Otherwise, any economic loss and legal liability shall be responsible by Party B.
(3)	During the renovation, Party B must strictly follow Govt approval requirement and National & Shenzhen City related property safety, renovation, alternation, fire prevention, environment, district planning, construction, hygiene, construction energy saving, marketing supervision, city management, property management etc. regulation, standard, requirement. And accept Party A and related dept and Property Service company to inspect and supervise.
(4)	After the renovation completed, Party B must pass the inspection from fire prevention, environmental, district planning, construction etc. dept. and obtain the Passing Certificate (or Usage Approval Certificate), then, it can be start using.
(5)	Party B shall provide the original of renovation, and inspection information to Party A for filing, which included construction drawing, job completion drawing, construction planning approval, working approval, inspection passing certificate, fire prevention passing certificate, environmental passing certificate, district planning passing certificate etc.

3.	If the Government requests to pay penalty, land fee difference or land usage fee or land compensation usage fund etc., due to area sqm increase after Party B renovation and reconstruction, Party B shall bear the responsibility.

4.	Party B cannot block or occupy the pathway, stair, fire prevention door in the rental property. If there is any legal liability or economic loss caused by the blockage or occupation, it shall be borne by Party B.

5.	If the Government penalize, order to resume, or suspend operation because Party B renovates, reconstructs the rental property or alter the usage of property without the permission from the fire dept, environmental, district planning, construction, market supervision etc dept., all the responsibility and loss shall be borne by Party B. For any loss caused to Party A, Party B shall responsible all the compensation liability.

6.	If Party B use the rental property to register the new company to operate, Party B shall provide the Business License, commercial registration information to Party A for filing within one month after Business License applied. The new company (Party C) must be the subsidiary company of Party B, Party C must sign the 3-party agreement with Party A & Party B to admit the <Rental Contract> and this Supplementary Agreement, and share the same right and responsibility with Party B.

7.	Party B must obtain Business License, Tax registration and other related certificate required by the government. If Party B needs to alter the legal representative, restructure the company, remove major asset, reduce the capital and other alternation which will affect the implementation of the rental contract, Party B shall inform Party A by written. Party A has the right to increase the guarantee fee, which will not limit to the 3 months rental fee restriction. Party B shall operate legally, if government suspend the operation because Party B has no licence or illegally operate, all the responsibility shall be borne by Party B. During the period of suspension, Party B still need to pay the rental fee in the agreed time according to <Rental Contract> and this Supplementary Agreement.

8.	Party B shall properly handle the sewage, air, oil, noise pollution and obtain the approval according to requirement before operation. During the operation, if receiving complaint because of failing to comply the requirement, Party B shall correct in time. If breaching the above requirement, the liability and loss shall be borne by Party B. During the period of operation suspension, Party B still need to pay the rental fee in the agreed time according to <Rental Contract> and this Supplementary Agreement.

9.	During the rental property period, Party B shall complete all the employment procedure according to the Government, join the social security plan and pay the social insurance fee, and pay the salary on time. If Party B has any economic dispute with employee about salary, social security overdue, public liability etc. during the rental period, Party B shall take all the responsibility and is not related to Party A. If the new registered company of Party B caused Party A liability because of unpaid salary, Party B shall compensate the loss caused to Party A.

10.	During the rental period, Party B shall follow the law, regulation and rule of National & Shenzhen safety production, property management, city management, rental, safety, energy saving, birth planning, moving population management etc. Follow the requirement of Social working station, Housing authority, Landlord committee and Property management company. Party B cannot invade other tenant right.

11.	If Party B needs to install the sign for company name, it needs to give the design proposal to Party A to check, and gets the written approval from Party A and Property Service office. Also, it needs to report to the government and gets the approval, then, it can start the installation.

12.	If Party B opens any shop or project, it must follow the related approval procedure by Commercial, Police, Fire Dept., Environmental Dept. etc. to get the approval to start operation. If Party B didn’t get the approval and start operation, all the responsibility shall be borne by Party B and not related to Party A. Party B cannot delay paying the rental fee for any reason.

13.	For any loss caused by force majeure reason, both parties have no responsibility. Both parties agreed, if Party B is requested to renovate the rental property or move out due to the government planning, Party A shall inform Party B two months in advance before the termination of contract, Party B shall move out in 2 months after receiving the notice, and return the rental property to Party A. Party B cannot ask Party A for compensation for the loss raised (included but not limited to the liquidated damages). When signing this contract, Party A already specified inform Party B that the rental property might need to renovate, dismantle during the rental period. Party B already confirmed to be informed and is willing to bear the liability.

14.	Both parties’ correspondence will be served in person by special courier, and acknowledge received by signing, and stating the receiving person and date in the copy. For those which cannot be served in person, it will be served by post. For those served by post, the date for receiving by courier is deemed to be served, if other party refuses to receive, it is also deemed to be served. If either party address is changed, it needs to inform the other party in written. Otherwise, the other party send to the correspondence address stated in this Supplementary Agreement is deemed to be served.

15.	In this supplementary agreement and annex, Party B promises to renovate the building's exterior wall of Building # 1 (refer to and not lower than the industrial area # 2 factory standard: the exterior wall color is blue and white, and the exterior wall coating is Nippon brand exterior wall coating) and C # dormitory exterior walls, doors and windows, cable (refer to and not lower than the industrial area D # dormitory standards: exterior wall paint is Nippon brand exterior wall paint; wooden doors are replaced with fire doors; iron windows are replaced with aluminum alloy windows, etc). The cost shall be borne by Party B; all factory building and dormitory renovation and renovation projects shall be completed within one year from the date of the lease contract becoming effective, otherwise, the lessor shall have the right to forcibly terminate the lease contract.

16.	The property license of the 1#, 2# factory and C# dormitory in the lease has expired on July 4, 2018. Party A is in the process of processing the land extension procedure and the property certificate of the above-mentioned leased area. Party B acknowledge to aware and confirm the above said property and dormitory situation and cannot sue and claim any rights to the Party A on the grounds that the property licenses of the above-mentioned rental houses have expired.

17.	According to Clause 17 of this agreement, in the process of applying the land extension and non-movable property certificate of 1-5/F of 1# factory building, according to the planning requirements of the government department, part of the 1# factory building is overlapped with the planned road, so within the term of the <Rental Contract>, Party A will dismantle some part of 1# factory that conflicts with the planned road (the specific time is subject to the notice of Party A), and during the demolition period, to ensure adequate safety construction distance and construction safety and to protect the personal property of Party B, Party A unavoidably must temporarily occupy part of area of 1-5/F of the 1# factory leased by Party B. At that time, Party B should empty the factory that needs to be demolished. Party B acknowledge to aware of this issue and agreed to unconditionally cooperate with Party A for the demolition work, and promise not to claim any rights to Party A. Party A shall notify Party B at least 30 days in advance before the time of dismantling, and Party B shall have the right to suspend to pay the rental fee of dismantling area and the temporary occupied area until the date Party A finish the dismantling work and handed over partially demolished area of 1# building to Party A.

Party B shall resume to pay the rental fee to the Party A after the demolition of the 1# plant area (the rental fee rate shall restore the rate before demolition of 1#, the rental area shall be subject to the area confirmed by the drawings of the Ministry of Land and Resources). If Party B fails to empty the factory and to hand it over to Party A, or does not cooperate with Party A for the dismantle work, Party A has the right to unilaterally terminate the <Rental Contract> and hold Party B responsible.

Clause 19

This Supplementary Agreement is part of <Rental Contract> and has same legal binding with <Rental Contract>. If the content of this Supplementary Agreement is different to <Rental Contract>, it is subject to this Supplementary Agreement.

Clause 20

This contract is in 6 copies, Party A keeps 3 copies, Party B keeps 2 copies, Registered office keeps 1 copy.

Clause 21

<Rental Contract> Clause 2 rental fee per sqm is rounding to 2 decimal places; monthly rental fee is calculated by rental fee per sqm times sqm area and rounding to 1 decimal places.

Clause 22

This Supplementary Agreement will be in effect on the date of signature (stamp).

Attachment:

1. <Rental Property Handover Form>

2. <Safety Production Liability Document>

3. Business License of both parties (with company chop)

4. ID of legal representative of both parties

5. Rental Property construction floor plan;

6. Rental Property “as is” photo

Party A (signature):

Legal representative:

Authorized person (signature):

Party B (signature):

Legal representative:

Authorized person (signature):